AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 2004

REGISTRATION NO. 333-___

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORLD AIRWAYS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation or Organization)

94-1358276

(I.R.S. Employer Identification Number)

The HLH Building
101 World Drive
Peachtree City, Georgia 30269
(770) 632-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cindy M. Swinson, Esq.
General Counsel and Secretary
World Airways, Inc.
101 World Drive
Peachtree City, Georgia 30269
(770) 632-8005

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copy to:
Gabriel Dumitrescu, Esq.
Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, N.E., Suite 1600
Atlanta, Georgia 30303
(404) 572-6600

     Approximate date of commencement of proposed sale to the public: From time to time, at the discretion of the selling securityholders, as soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class	Amount to Be		Offering Price Per	Aggregate Offering	Registration
of Securities to Be Registered	Registered		Unit	Price	Fee
8.0% Convertible Senior Subordinated Debentures due 2009	$25,545,000	(1)	100% (2)	$25,545,000 (2)	$3,237 (3)
Common Stock, par value $.001 per share	7,982,813	(4)	—	—	(5)

(1)	Represents the aggregate principal amount of outstanding 8.0% Convertible Senior Subordinated Debentures due 2009 (the “Debentures”).

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The entire currently due filing fee is offset pursuant to Rule 457(p) under the Securities Act of 1933, as amended (the “Securities Act”), against the filing fee previously paid by the Registrant in connection with the registration statement on Form S-4 filed by the Registrant on July 23, 2003 (File No. 333-107275) and subsequently withdrawn.

(4)	Represents the number of shares of Common Stock issuable upon conversion of the Debentures at the initial conversion price of $3.20 per share. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such indeterminable number of shares of Common Stock as may become issuable upon conversion of the Debentures pursuant to the anti-dilution provisions set forth in the indenture governing the Debentures.

(5)	No additional consideration will be received by the Registrant for the shares of Common Stock to be issued upon conversion of the Debentures and, therefore, pursuant to Rule 457(i) under the Securities Act, no registration fee is required with respect to the registration of such shares.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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     The information in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling securityholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 26, 2004

PROSPECTUS

WORLD AIRWAYS, INC.

$25,545,000 Principal Amount
8.0% Senior Subordinated Convertible Debentures Due 2009
and
Common Stock Issuable Upon Conversion of the Debentures

     The selling securityholders named in this prospectus are offering for resale from time to time up to $25,545,000 aggregate principal amount of our 8.0% Convertible Subordinated Debentures due 2009 and the shares of our common stock issuable upon exchange of the debentures. We will not receive any proceeds from this offering.

     The debentures represent our senior subordinated unsecured obligations and will mature on December 30, 2009. The debentures bear interest at the rate of 8.0% payable semi-annually on June 30 and December 30 of each year, commencing June 30, 2004. The debentures are convertible into our common stock at any time at a conversion price of $3.20 per share, subject to adjustment as provided in the indenture governing the debentures.

     The debentures are not redeemable prior to December 30, 2004. On or after December 30, 2004 and until December 30, 2005, the debentures will be redeemable at our option at 100% of the principal amount thereof, provided that our common stock closes at a price equal to or greater than 200% of the conversion price for 20 out of 30 consecutive trading days. On or after December 30, 2005 and until December 30, 2006, the debentures will be redeemable at our option at 100% of the principal amount thereof, provided that our common stock closes at a price equal to or greater than 150% of the conversion price for 20 out of 30 consecutive trading days. Beginning on December 31, 2006, we may redeem the debentures at our option at 100% of the principal amount thereof.

     The holders of the debentures have the right to require us to repurchase all or any part of the debentures upon the occurrence of a change in control, as defined in the indenture governing the debentures, or a termination of trading, as defined in the indenture governing the debentures, in each case at a price equal to 100% of the principal amount thereof together with accrued and unpaid interest to the repurchase date.

     Our common stock is currently quoted on the Nasdaq SmallCap Market under the symbol “WLDA.” On February 25, 2004, the closing sale price of our common stock was $4.00 per share.

     Consider carefully the risk factors beginning on page 4 of this prospectus.

-i-

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [___], 2004.

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     You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. The selling securityholders are not offering to sell, or seeking offers to buy, the debentures or underlying shares of our common stock in any state where offers or sales are not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

     We include cross-references in this prospectus to captions where you can find further related discussions. The table of contents provides the pages on which these captions are located.

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PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our debentures and common stock discussed under “Risk Factors” beginning on page 4 of this prospectus, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

     Throughout this prospectus references to the “company,” “we,” “us” and “our” refer to World Airways, Inc., a Delaware corporation, and its subsidiary, unless otherwise specified or the context otherwise requires.

Our Company

     We were organized in March 1948 and are a U.S. certificated air carrier. Airline operations account for 100% of our operating revenue. We provide long-range passenger and cargo charter and wet lease air transportation, serving the U.S. Government, international passenger and cargo air carriers, tour operators, international freight forwarders and cruise ship companies. As of December 31, 2003, we operated eleven MD-11 and seven DC-10-30 aircraft.

     We have served the United States Air Force since 1956 and, for the year ended September 30, 2003, we were its largest provider of international passenger transportation as measured by revenue. Our management team has substantial experience within the airline industry and has successfully led our company through turbulent periods in aviation history.

     Our principal executive offices are located in The HLH Building, 101 World Drive, Peachtree City, Georgia 30269, and our telephone number is (770) 632-8000.

The Offering

     We issued the debentures on December 30, 2003 in exchange for $22.5 million aggregate principal amount of our then outstanding 8.0% Convertible Senior Subordinated Debentures due 2009 and $3.0 million in cash. We issued the debentures in connection with the closing of a $30.0 million term loan supported by a $27.0 million guaranteed loan from the Air Transportation Stabilization Board, or ATSB. This prospectus and the registration statement of which this prospectus is a part are being filed with the Securities and Exchange Commission, or SEC, to satisfy our obligations to the holders of the debentures. The prospectus and the registration statement cover:

•	the resale by selling securityholders of the debentures; and

•	the resale by selling securityholders of shares of our common stock issuable upon conversion of debentures held by them.

The Debentures

     The following is a brief summary of some of the terms of the debentures offered for resale by this prospectus. For a more complete description of the terms of the debentures, see “Description of the Debentures” beginning on page 34 of this prospectus.

Securities	$25,545,000 aggregate principal amount of 8% Convertible Senior Subordinated Debentures due 2009.

Maturity	December 30, 2009.

Interest	8.0% per annum in cash.

Interest Payment Dates	June 30 and December 30 of each year during which the debentures remain outstanding.

Optional Conversion	Convertible at the option of the holder at a conversion price of $3.20 per share, subject to anti-dilution adjustments.

Mandatory Conversion	None.

Ranking	Subordinated in right of payment to all existing and future senior indebtedness and ranking pari passu with all other senior subordinated indebtedness.

Optional Redemption	The debentures are not redeemable until December 30, 2004. On and after December 30, 2004 and until December 30, 2005, the debentures are redeemable at our option at 100% of the principal amount thereof, provided that our common stock closes at a price equal to or greater than 200% of the conversion price for 20 out of 30 consecutive trading days. On and after December 30, 2005 and until December 30, 2006, the debentures are redeemable at our option at 100% of the principal amount thereof, provided that our common stock closes at a price equal to or greater than 150% of the conversion price for 20 out of 30 consecutive trading days. On and after December 31, 2006, we may redeem the debentures at our option at 100% of the principal amount thereof.

Right to Require Repurchase	In the event of any repurchase event, defined as (i) the occurrence of a change in control, or (ii) a termination of trading, each holder of debentures has the right to require us to repurchase all or any part of the holder’s debentures at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the repurchase date.

Anti-dilution Adjustments	The conversion price of the debentures is subject to customary adjustments (i) in the event we subdivide our shares of common stock or distribute to our stockholders any assets or shares of capital stock or other securities, and (ii) in the event we sell additional shares of common stock or securities convertible into or exercisable for shares of common stock at a price below the lower of the then effective conversion price or current market price.

Restrictions on Cash Dividends	Until the date when all the debentures have been converted into our common stock, we may not, directly or indirectly, declare or pay any cash dividend or make any other cash payment or distribution, on account of our common stock or to the direct or indirect holders of our common stock.

Sinking Fund	None

Registration Rights	Pursuant to registration rights agreements between us and the holders of the debentures, we have filed the registration statement of which this prospectus is a part with the SEC with respect to the debentures and the common stock issuable upon conversion of the debentures.

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling securityholders of the debentures or the common stock issuable upon conversion of the debentures.

Listing	We do not intend to apply for listing of the debentures on any national securities exchange or for their quotation on any automated dealer quotation system.

Indenture and Trustee	We have issued the debentures under an indenture, dated as of December 30, 2003, between us and Wachovia Bank, National Association, as trustee.

RISK FACTORS

     You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in our debentures or common stock. If any of the following risks actually occur, our business could be harmed. You should refer to the other information set forth or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes incorporated by reference herein.

Risks Relating to Our Business

Our substantial debt and operating lease obligations limit our ability to fund general corporate requirements, limit our flexibility in responding to competitive developments and increase our vulnerability to adverse economic and industry conditions.

     At December 31, 2003, we had $57.2 million of long-term debt outstanding, including $30.0 million outstanding under the ATSB guaranteed loan and $25.5 million aggregate principal amount of debentures. In addition, we have significant long-term obligations relating to operating leases in connection with our aircraft and spare engines and our leased real property. At December 31, 2003, these obligations totaled $286.3 million through 2008 and $248.7 million thereafter.

     As a result of our high financial leverage:

•	We do not have the ability to obtain additional financing. Our indebtedness outstanding under the ATSB guaranteed loan is secured by substantially all of our assets. In addition, the ATSB guaranteed loan contains restrictive provisions which require prepayments in the event we sell any significant assets, receive proceeds from future borrowings from other sources and issuances of certain securities or receive net proceeds from insurance and condemnation.

•	Our ability to fund general corporate requirements, including capital expenditures, may be impaired. We have substantial obligations to pay principal and interest on our debt and other recurring fixed costs. Further, we may be required to prepay portions of the ATSB guaranteed loan under various circumstances. Accordingly, we may have to use our working capital to fund such payments and other recurring fixed costs instead of funding general corporate requirements.

•	Our ability to respond to competitive developments and adverse economic conditions may be limited. Without the ability to obtain additional financing and with substantial fixed costs, we may not be able to fund the capital expenditures required to keep us competitive or to withstand prolonged adverse economic conditions.

The covenants contained in the loan agreement governing the ATSB guaranteed loan and the covenants included in our operating leases may limit our financial and operating flexibility.

     The ATSB guaranteed loan and the operating leases relating to some of our aircraft contain restrictive covenants that impose significant operating and financial restrictions on us. Under the loan agreement governing the ATSB guaranteed loan, our company is subject to certain covenants pursuant to which we must satisfy various financial covenants requiring us to maintain a certain amount of unrestricted cash or cash equivalents and to comply with certain financial ratios.

     In addition, the ATSB guaranteed loan agreement also contains a number of negative covenants, including, but not limited to, restrictions on:

•	granting additional liens on our property or making significant investments;

•	paying dividends, redeeming capital stock, repricing outstanding stock options or repaying indebtedness other than the ATSB guaranteed loan;

•	liquidating, winding up, dissolving or engaging in certain acquisitions or certain sale-leaseback transactions;

•	engaging in certain transactions with affiliates or certain asset sales;

•	engaging in any business unrelated to our existing business;

•	consolidating, merging with or into another entity or selling substantially all of our assets unless certain conditions are satisfied; and

•	amending the terms of agreements relating to our other indebtedness for borrowed money or granting any additional negative pledges.

     These restrictions and requirements may limit our financial and operating flexibility. In addition, if we fail to comply with these restrictions or to satisfy these requirements, our obligations under the ATSB guaranteed loan and our operating leases may be accelerated. We cannot assure you that we would be able to satisfy all of these obligations upon acceleration. The failure to satisfy these obligations would materially adversely affect our business, operations and financial results as well as the value of the debentures.

If we lose the U.S. Air Force as a customer, our business could be significantly adversely affected.

     We are highly dependent on revenues from the U.S. Air Force, or USAF. Revenues from USAF represented 74.6% and 72.2% of our total revenues for the years ended December 31, 2003 and 2002, respectively. We provide transportation services to the USAF under annual contracts. If we lose these contracts with the USAF, or if the USAF reduces substantially the business it awards to us in a given year, we may not be able to replace the lost business and our financial condition and results of operations could be materially adversely affected. We believe that the USAF will continue to contribute a significant portion of our total revenues in 2004, but the lessening of military activities in connection with the conflict in Iraq may reduce the USAF’s demand for our transportation services, which could negatively affect our results of operations in 2004.

Our non-military customers may cancel or default on their contracts with us.

     Non-military customers who have contracted with us may cancel or default on their contracts, and we may not be able to obtain other business to cover the resulting loss in revenues. For the year ended December 31, 2003, our five largest non-military customers accounted for approximately 20.2% of our total operating revenues. If these customers cancel or default on their obligations and we are not able to obtain other business, our financial position could be materially adversely affected.

If we are not able to maintain high utilization rates for our aircraft, our business will suffer.

     Due to the high fixed costs of leasing and maintaining our aircraft and costs for cockpit crew members and flight attendants, each of our aircraft must have high utilization in order for us to operate profitably. Although our preferred strategy is to enter into long-term contracts with our customers, the terms of our existing customer contracts are in most cases substantially shorter than the terms of our lease obligations with respect to our aircraft. We cannot assure you that we will be able to enter into additional contracts with new or existing customers or that we will be able to obtain enough additional business to fully utilize each aircraft. Our financial position and results of operations could be materially adversely affected by periods of low aircraft utilization and yields.

In the event of an aircraft accident, we may incur substantial losses that may not be entirely covered by insurance.

     We may incur substantial losses in the event of an aircraft accident. These losses may include the repair or replacement of a damaged aircraft, and the consequent temporary or permanent loss of the aircraft from service, loss of business due to negative publicity, as well as claims of injured passengers and other persons for destroyed cargo.

     We are required by contractual obligations with lessors, the Department of Transportation, or DOT, and company policy to carry liability insurance on each of our aircraft. We currently maintain liability insurance for passengers and third party damages, excluding those caused by war or terrorist attacks, in the amount of $1.5 billion. In addition, we currently maintain liability insurance for passenger liability and third party damages caused by war or terrorist attacks in the amount of $1.5 billion per occurrence with an annual aggregate limit of $3.0 billion provided by the U.S. Government.

     Although we believe our insurance coverage is adequate, we cannot assure you that the amount of our insurance coverage will not change or that we will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on our business, operations and financial results and could seriously inhibit customer acceptance of our services.

Our aircraft could become more expensive to maintain which may affect our profitability.

     We are subject to the jurisdiction of the Federal Aviation Administration, or the FAA, with respect to aircraft maintenance and other matters affecting air safety. Manufacturer Service Bulletins and FAA Airworthiness Directives could cause aircraft operators to be subject to extensive aircraft examinations and could require aircraft to undergo structural inspections and modifications. It is possible that Manufacturer Service Bulletins or Airworthiness Directives applicable to the types of aircraft or engines included in our fleet could be issued in the future. We cannot currently estimate the cost of compliance with new Manufacturer Service Bulletins and Airworthiness Directives, but they could be substantial and could have a material adverse effect on our financial condition or results of operations.

The failure of our contractors to provide essential services could harm our business.

     We have agreements with contractors, including other airlines, to provide certain facilities and services required for our operations, including all of our off-wing engine maintenance and most airframe maintenance. We also have agreements with contractors to provide security, ground handling and personnel training. The failure of these contractors to provide essential services that are not otherwise entirely within our control could have a material adverse effect on our financial condition or results of operations.

Many of our employees are represented by unions, and a prolonged dispute with our employees could have an adverse impact on our operations.

     Our flight attendants are represented by the International Brotherhood of Teamsters. On September 3, 2003, our flight attendants ratified a collective bargaining agreement proposed in July 2003 to extend the flight attendants collective bargaining agreement until August 31, 2006 and to allow for pay increases and other benefit changes requested by the flight attendants. On January 16, 2004, we reached a three-year tentative agreement with the Teamsters covering our cockpit crewmembers. The updated agreement calls for work rule changes and wage increases. We are unable to predict whether any of our employees not currently represented by a labor union, such as our maintenance personnel, will elect to be represented by a labor union or collective bargaining unit. The election of such employees for union representation could result in employee compensation and working condition demands that could have a material adverse effect on our financial condition and results of operations. We are also unable to predict whether our flight attendants will choose to renew their collective bargaining agreement in 2006 or whether the terms of the tentative agreement reached with our cockpit crewmembers will be ratified and implemented.

We are subject to significant and increasing government regulation and oversight which can materially affect our ability to maintain or increase the level of air operations.

     We are subject to government regulation and control under the laws of the United States and the various other countries in which we operate. We are also governed by bilateral air transport services agreements between the U.S. and the countries to which we provide airline service. We are subject to Title 49 of the United States Code, or the Transportation Code, under which the DOT and the FAA exercise regulatory authority. Additionally, foreign government assert jurisdiction over air routes and fares to and from the U.S., airport operation rights and facilities access. Due to our participation in the Civil Reserve Air Fleet, we are subject to inspections approximately every two years by the USAF as a condition to retaining our eligibility to provide military charter flights. The USAF may terminate its contract with us if we fail to pass such inspection or otherwise fail to maintain satisfactory performance levels.

     We periodically receive correspondence from the FAA with respect to minor noncompliance matters. While we believe that we are currently in compliance in all material respects with all appropriate FAA standards and have obtained all required licenses and authorities, any material non-compliance with such standards or the revocation or suspension of licenses or authorities could have a material adverse effect on our financial condition and results of operations.

Fluctuations in interest rates could adversely affect our liquidity, operating expenses and results.

     Under the ATSB guaranteed loan, $27.0 million of our indebtedness bears interest at fluctuating interest rates based on the lender’s weighted average cost of issuing commercial paper, and if the loan is assigned to a third party, will bear interest based on the London interbank offered rate, or LIBOR. The balance of our indebtedness under the ATSB guaranteed loan bears interest at fluctuating rates based on LIBOR. LIBOR rates tend to fluctuate based on general economic conditions, general interest rates, including the prime rate, and the supply of and demand for commercial paper or for credit in the London interbank market. We have not hedged our interest rate exposure and, accordingly, our interest expense for any particular period may fluctuate based on LIBOR rates. To the extent these rates increase, our interest expense will increase, in which event we may have difficulties making interest payments and funding our other fixed costs and our available cash flow for general corporate requirements may be adversely affected.

Our operating costs could increase as a result of past, current or new regulations that impose additional requirements and restrictions on air transportation operations.

     The air transportation industry is heavily regulated. Both federal and state governments from time to time propose laws and regulations that impose additional requirements and restrictions on air transportation operations. Implementing these measures, such as aviation ticket taxes and passenger safety measures, has increased operating costs for us and the air transportation industry as a whole. In addition, new security measures imposed by the Aviation and Transportation Security Act or otherwise by the FAA as a result of terrorist attacks are expected to continue to increase costs for us and the air transportation industry as a whole. Depending on the implementation of these and other laws and regulations, our operating costs could increase significantly. Certain governmental agencies, such as the DOT and the FAA, have the authority to impose mandatory orders, such as Airworthiness Directives, in connection with our aircraft, and civil penalties for violations of applicable laws and regulations, each of which can result in material costs and adverse publicity. We cannot predict which laws and regulations will be adopted or what other action regulators might take. Accordingly, we cannot guarantee that future legislative and regulatory acts will not have a material impact on our operating results.

The air transportation industry and the markets we serve are highly competitive and we may be unable to compete effectively against carriers with substantially greater resources or lower cost structures.

     The market for outsourcing air passenger and cargo ACMI (aircraft, crew, maintenance and insurance) services and full service charter business is highly competitive. Certain of the passenger and cargo air carriers against which we compete possess substantially greater financial resources and more extensive facilities and equipment than those which are now, or will in the foreseeable future become, available to us. We believe that the most important bases for competition in the ACMI outsourcing business are the age of the aircraft fleet, the passenger, payload and cubic capacities of the aircraft, and the price, flexibility, quality and reliability of the air transportation service provided. Our competitors in the passenger charter market include North American Airlines, Omni Air International and American Trans Air and in the cargo charter market include cargo carriers Atlas Air (including Polar Air Cargo), Gemini Air Cargo, Evergreen, Omni Air International and Centurion Air Cargo, as well as scheduled and non-scheduled passenger carriers that have substantial belly capacity. Our ability to continue to grow depends upon our success in convincing major international airlines that outsourcing some portion of their air passenger and cargo business remains more cost-effective than undertaking passenger or cargo operations with their own incremental capacity and resources. The allocation of military air transportation contracts by the USAF is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use in times of national emergencies. The formation of competing teaming arrangements comprised of larger partners than those sponsored by us, an increase by other air carriers in their commitment of aircraft to the emergency program, or the withdrawal of our current partners, could adversely affect the size of the USAF contracts which may be awarded to us in future years.

We depend on the expertise of our management team. If key individuals leave unexpectedly, our business and operations could suffer.

     Many of our executive officers are key to the management of our business and operations. Our future success depends on our ability to retain these officers and other capable managers. Although we believe that we could replace key personnel given adequate prior notice, the unexpected departure of key executive officers could cause substantial disruption to our business and operations. In addition, we may not be able to retain and recruit talented personnel without incurring substantial costs.

Our business is sensitive to general economic conditions, unforeseen events and seasonal fluctuations. As a result, our prior performance is not necessarily indicative of our future results.

     The air travel business historically fluctuates on a seasonal basis and in response to general economic conditions. Due to the greater demand for air and leisure travel during the summer months, revenues in the airline industry in the second and third quarters of the year tend to be greater than revenues in the first and fourth quarters of the year. In addition, the airline industry is highly susceptible to unforeseen events that result in declines in revenues or increased costs, such as political instability, regional hostilities, terrorist attacks, recession, fuel price escalation, inflation, adverse weather conditions, consumer preferences, labor instability or regulatory oversight. Also, our results of operations for interim periods are not necessarily indicative of those for an entire year and our prior results are not necessarily indicative of our future results.

Risks Relating to the Air Transportation Industry

The terrorist attacks of September 11, 2001 and government responses to them continue to have a material adverse impact on the air transportation industry.

     The terrorist attacks of September 11, 2001 have had, and continue to have, a wide-ranging negative impact on the air transportation industry because they resulted in, among other things:

•	a reduction in the demand for travel;

•	an increase in costs due to enhanced security measures and government directives in response to the terrorist attacks; and

•	an increase in the cost of aviation insurance in general, and the cost and availability of coverage for acts of war, terrorism, hijacking, sabotage and similar acts of peril in particular.

Increased insurance costs due to the terrorist attacks of September 11, 2001 may adversely impact our operations and financial results.

     The terrorist attacks of September 11, 2001 resulted in staggering losses to the insurance industry. These losses resulted in a significant increase in our insurance premiums, which has negatively impacted our financial results, and could lead to future increases in our insurance premiums. In addition, these losses caused general instability in the insurance industry that could adversely affect some of our existing insurance carriers or our ability to obtain future insurance coverage. To the extent that our existing insurance carriers are unable to provide the insurance coverage contracted for, our insurance costs may further increase.

     Moreover, since September 11, 2001, we and others in our industry have been unable to obtain third party war risk, terrorism, hull and liability insurance at reasonable rates from the commercial insurance market and have been obtaining this insurance through a special program administered by the FAA. The Emergency Wartime Supplemental Appropriations Act extended this insurance protection until August 2004. Should the federal insurance program terminate, we would likely face a material increase in the cost of such insurance. Because of competitive pressures in our industry, our ability to pass these additional costs to customers would be limited and the increased costs could be material to our financial condition.

Risks Relating to the Debentures and Our Common Stock

The debentures are unsecured, subordinated obligations and we may incur additional senior indebtedness, which may affect the value of the debentures.

     The debentures are subordinate in right of payment to all our current and future senior indebtedness, rank pari passu with all our other future subordinated indebtedness and rank senior in right of payment to all our existing and future subordinated indebtedness. Our senior indebtedness includes, among other things, all our secured indebtedness, whether existing on or created or incurred after the date of the issuance of the debentures, and all indebtedness for money borrowed that is not made subordinate to or pari passu with the debentures by the instrument creating the indebtedness. At December 31, 2003, our aggregate amount of senior indebtedness outstanding, consisting of outstanding indebtedness under the ATSB guaranteed loan, was $30.0 million, we had no indebtedness outstanding that would have ranked pari passu with the debentures, and we had no subordinated indebtedness outstanding. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee. By reason of the subordination of the debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business or upon a default in payment with respect to any of our senior indebtedness or an event of default with respect to such indebtedness resulting in the acceleration thereof, our assets will be available to pay the amounts due on the debentures only after all senior indebtedness has been paid in full.

Our ability to repurchase debentures upon a repurchase event may be limited.

     In the event of a repurchase event, defined in the indenture governing the debentures as (i) the occurrence of a change in control of our company, or (ii) a termination of trading, each holder of debentures will have the right to require us to repurchase all or a portion of such holder’s debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. Our ability to repurchase debentures upon a repurchase event may be limited by the terms of our senior indebtedness and the subordination provisions of the indenture. Your right to require us to repurchase debentures as a result of the occurrence of a repurchase event could create an event of default under our senior indebtedness, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the indenture. Our failure to repurchase debentures when required will result in an event of default with respect to the debentures whether or not such repurchase is permitted by the subordination provisions. Our ability to pay cash to the holders of debentures upon a repurchase event may be limited by financial covenants contained in our senior indebtedness. Further, our ability to repurchase debentures upon a repurchase event will be dependent on our ability to raise sufficient funds through additional borrowings or equity sales and compliance with applicable securities laws. Accordingly, we cannot assure you that we will be able to repurchase the debentures upon a repurchase event. The term “repurchase event” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition, nor would the requirement that we offer to repurchase the debentures upon a repurchase event necessarily afford holders of debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving our company.

Our significant indebtedness and other long-term obligations may impair our ability to make interest payments on the debentures or repay them at maturity.

     We have incurred and will continue to incur significant annual cash fixed charge expenses. Our ability to make interest payments on the debentures will be dependent on our future operating performance, which is itself dependent on a number of factors, many of which are beyond our control. Our ability to repay the debentures at maturity will depend upon these same factors and our ability to raise additional funds, which may be limited because of our high leverage and negative covenants in agreements governing our senior indebtedness.

     The degree to which we are leveraged could have important consequences to holders of the debentures and, upon conversion, holders of the shares of our common stock, including the following:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our other indebtedness;

•	our degree of leverage and related debt service obligations, as well as our obligations under operating leases for aircraft, may make us more vulnerable than some of our competitors in a prolonged economic downturn;

•	our ability to meet payment obligations under existing and future indebtedness and operating leases may be limited; and

•	our financial position may restrict our ability to pursue new business opportunities and limit our flexibility in responding to changing business conditions.

     We must repay the principal amount of the ATSB guaranteed loan in three annual installments of $6.0 million each, commencing on December 12, 2005, with a fourth installment of $12.0 million due on December 12, 2008. Because of these repayment obligations, we may not have sufficient funds to repay the principal amount of the debentures when they become due on December 30, 2009, which would result in a default under the indenture governing the debentures. If we are unable to repay the principal amount of the debentures upon their maturity, all of our then outstanding indebtedness will become immediately due and payable. In such event, we may not have sufficient assets available to repay our other debt and the debentures, we may be forced to seek, or may be forced into, protection under Chapter 11 or Chapter 7 of the United States Bankruptcy Code. The expense of any bankruptcy proceeding will reduce the assets available for payment or distribution to our creditors, including the holders of our senior indebtedness and the debentures. Because your right to receive payments on the debentures will be subordinated in a bankruptcy proceeding, you most likely will not receive payment in full of the interest or principal with respect to your debentures.

If we default on our senior indebtedness, we will be unable to make payment on the debentures.

     Under the terms of the agreement related to the ATSB guaranteed loan, we may not make any payments of principal or interest on the debentures if:

•	we default on our obligations to pay principal, premium, interest or other amounts on our senior indebtedness and the default continues beyond any applicable grace period; or

•	any other default occurs under our senior indebtedness and the holders of the senior indebtedness accelerate its maturity.

Sales in the public market of shares issued upon the exercise of our outstanding warrants could affect the market value of our stock and of your debentures.

     At December 31, 2003, there were outstanding warrants to purchase an aggregate of 4,378,223 shares of our common stock. Of these, warrants to purchase an aggregate of 2,378,223 shares were issued to the ATSB in connection with the ATSB guaranteed loan. All of the shares subject to our outstanding warrants have been or will be registered for resale under the Securities Act and, therefore, may be sold by the securityholders in the public market. Any sales in the public market of common stock issued upon the exercise of these warrants could adversely affect prevailing market prices of our common stock, which in turn could affect the value of your debentures. In addition, the existence of the warrants may encourage short selling by market participants because exercise of the warrants could depress the price of our common stock.

The trading market for the debentures likely will be limited, which may affect the market value of your debentures.

     We do not intend to apply to have the debentures listed on any securities exchange or authorized for quotation on any inter-dealer quotation system. It is doubtful that a secondary market for the debentures will develop or, if a secondary market does develop for the debentures, that it will provide you with liquidity of investment or that it will continue for the life of the debentures. If a trading market does not develop, you may be unable to resell the debentures for an extended period of time, if at all. The liquidity of any trading market in the debentures and the market price quoted for the debentures, if any, will depend upon a variety of factors, including, among other things:

•	the number of holders of the debentures;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the debentures;

•	changes in our financial performance or prospects; and

•	changes in the prospects for companies in the air transportation industry generally.

     We cannot give you any assurance that, if a market for the debentures were to develop, such a market would not be subject to similar disruptions. The liquidity of, and the trading market for, the debentures may also be materially adversely affected by declines in the market for debt securities generally. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects. Depending on the prevailing interest rates, the market for similar securities, our financial condition and other factors, the debentures may trade at a discount from their principal amount.

If our common stock is delisted from Nasdaq, liquidity of our common stock will likely be adversely affected.

     Our common stock is listed for trading on the Nasdaq SmallCap Market, or Nasdaq, under the symbol “WLDA.” In order to continue to be listed on Nasdaq, however, we must meet certain criteria, including one of the following:

•	maintaining $2,500,000 in stockholders’ equity;

•	having a market capitalization of at least $35,000,000; or

•	generating annual net income of $500,000.

     In addition, the minimum bid price of our common stock must be at least $1.00 per share. On February 25, 2004, the closing price of our common stock was $4.00 per share. The potential dilution resulting from the issuance of warrants to the ATSB in connection with the ATSB guaranteed term loan as well as other events beyond our control, could cause the per share market price of our common stock to drop below the minimum bid price of $1.00 per share. As of December 31, 2003, we did not satisfy the requirement for stockholders equity. The failure to meet Nasdaq’s maintenance criteria may result in the delisting of our common stock from Nasdaq. As a result of such delisting, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

The market price for our common stock is volatile, which may affect the market value of your debentures.

     The market price of our common stock has been subject to significant fluctuations in response to our operating results and other factors. The market price of the shares of our common stock has varied significantly and may be volatile depending on news announcements and changes in general market conditions. In particular, news announcements regarding quarterly results of operations, competitive developments, litigation or governmental regulatory actions impacting us may adversely affect the price of our common stock and, consequently, the price of the debentures. In addition, the sale of a substantial number of shares of common stock in a short period of time could adversely affect the market price of the common stock and, consequently, the value of the debentures. Also, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of our common stock and the debentures. We cannot assure you that the market price of our common stock and the debentures will not decline in the future.

Delaware law, as well as our Certificate of Incorporation and Bylaws, contain anti-takeover provisions that may indirectly affect the value of your debentures.

     Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. Certain of these provisions allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the holders of common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock and, consequently the market price of the debentures. In addition, our Certificate of Incorporation provides for our board of directors to be divided into three classes of directors serving staggered three-year terms. Classification of our board of directors expands the time required to change the composition of a majority of directors and may tend to discourage an acquisition proposal for our company.

FAA regulations restrict ownership of our common stock by non-U.S. citizens, which may lessen demand for our stock and debentures.

     Because we are a U.S. certificated flag carrier, under applicable regulatory restrictions, no more than 25% of our voting stock may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. Our Certificate of Incorporation and Bylaws provide that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate foreign stock record. No shares of common stock owned by persons who are not U.S. citizens will be registered on our foreign stock record to the extent that the aggregate ownership by persons who are not U.S. citizens reflected in the foreign stock record would exceed 25% of our outstanding shares of common stock.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus, including the information that we incorporate by reference, contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. When used in this prospectus or in connection with the information that we incorporate by reference, the words “anticipate,” “estimate,” “project,” “forecast,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on our results are:

•	the impact of competition in the market for our transportation services;

•	the duration and extent of the current soft economic conditions;

•	the impact of global instability, including the impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001, and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks, such as SARS, or other global events;

•	limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments;

•	changes in federal and state laws and regulations;

•	changes in prevailing interest rates and the availability of and terms of financing to fund our business;

•	the ability to attract and retain qualified personnel;

•	reliance on key marketing relationships;

•	the cyclical nature of the air carrier business;

•	the impact of changes in fuel prices;

•	relations with unionized employees generally and the impact and outcome of labor negotiations;

•	fluctuations in operating results and other risks detailed from time to time in our periodic reports filed with the SEC; and

•	other factors referenced in this prospectus, including those set forth under the caption “Risk Factors” beginning on page 4 above.

     All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.” We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the nine months ended September 30, 2003 was 1.72x. Our ratio of earnings to fixed charges for the year ended December 31, 2002 was 1.06x. Earnings for the years ended December 31, 2001, 2000, 1999 and 1998 were inadequate to cover fixed charges by $26.0 million, $3.2 million, $7.6 million and $10.9 million, respectively.

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes and changes in accounting principles plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and one-third of rent expense, which is deemed to be representative of interest expense.

USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholder of debentures or common stock issuable upon conversion of debentures.

SELLING SECURITYHOLDERS

     We issued the debentures on December 30, 2003 in private placement transactions. The debentures and the shares of common stock issuable upon the conversion of debentures that may be offered by this prospectus will be offered by the selling securityholders and their successors, which include their transferees, pledgees, donees, or partnership distributees. Our registration for resale of the debentures and the shares of common stock issuable upon conversion of the debentures does not necessarily mean that the selling securityholders will sell all or any of their debentures or shares of our common stock.

     The following table sets forth certain information as of February 24, 2004 concerning the principal amount of debentures owned and offered by each selling securityholder and the number of shares of common stock issuable upon conversion of debentures that may be offered from time to time by each selling securityholder by this prospectus. The number of shares of our common stock shown in the table below assumes conversion of the full amount of debentures held by such holder at the initial conversion price of $3.20 per share, or 312.5 shares per $1,000 principal amount of debentures. This conversion price is subject to certain adjustments as described in “Description of the Debentures.” Accordingly, the number of shares of our common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture governing the debentures, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.

     We have prepared the table below based on information given to us by the selling securityholders on or prior to the date of this prospectus. Because the selling securityholders may offer all or some portion of the debentures or the underlying shares of common stock, we have assumed for purposes of this table that the selling securityholders will sell all of the debentures and all of the underlying shares of common stock offered by this prospectus. The selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their securities since the date this information was last provided to us. Information about the selling securityholders may change over time. Any changed information provided to us by the selling securityholders will be set forth if and when necessary in prospectus supplements and/or amendments.

	Principal Amount of	Percentage of			Percentage of
	Debentures Owned	Outstanding	Shares of Common		Outstanding Shares
Name	and Offered	Debentures	Stock Offered (1)		of Common Stock (2)
JMB Capital Partners, L.P.	$3,181,000	12.5	994,063	(3)	8.0 (3)
Century National Insurance Company, c/o Zazove Associates, LLC (4)	3,000,000	11.7	937,500		7.6
Glenbrook Partners, L.P., c/o Zazove Associates, LLC (4)	650,000	2.5	203,125		1.7
National Union Fire Insurance Company of Pittsburgh, PA, c/o Zazove Associates, LLC (4)	3,149,000	12.3	984,062	(5)	7.9
Louis and Mary Pretti, c/o Zazove Associates, LLC (4)	100,000	*	31,250		*
Gene T. Pretti, c/o Zazove Associates, LLC (4)	1,200,000	4.7	375,000		3.2
Qwest Occupational Health Trust, c/o Zazove Associates, LLC (4)	300,000	1.2	93,750		*
Qwest Pension Trust, c/o Zazove Associates, LLC (4)	1,500,000	5.9	468,750		3.9
San Diego County Employee Retirement Association, c/o Zazove Associates, LLC (4)	3,100,000	12.1	968,750		7.8
Zazove Aggressive Growth Fund, L.P., c/o Zazove Associates, LLC (4)	3,200,000	12.5	1,000,000		8.0
Zazove Convertible Securities Fund, Inc., c/o Zazove Associates, LLC (4)	1,400,000	5.5	437,500		3.7

	Principal Amount of	Percentage of		Percentage of
	Debentures Owned	Outstanding	Shares of Common	Outstanding Shares
Name	and Offered	Debentures	Stock Offered (1)	of Common Stock (2)
Zazove High Yield Convertible Securities Fund, L.P., c/o Zazove Associates, LLC (4)	1,583,000	6.2	494,688	4.1
Lonestar Partners, L.P.	3,182,000	12.5	994,375 (6)	8.0

*	Less than 1%.

(1)	Represents shares of common stock issuable upon conversion of debentures.

(2)	In accordance with Rule 13d-3(d)(i) under the Exchange Act, for purposes of calculating the percentage of outstanding shares of common stock beneficially owned by a particular selling securityholder, the shares issuable upon the conversion of the debentures held by such selling securityholder are deemed to be outstanding but the shares issuable upon conversion of outstanding debentures held by other securityholders are not deemed to be outstanding. On February 24, 2004, our company had an aggregate total of 11,465,843 shares of common stock outstanding, which total was used to calculate the percentage of outstanding shares of common stock offered by each selling securityholder.

(3)	In addition to the shares offered, JMB Capital Partners, L.P. beneficially owns 123,100 shares of our common stock. Including such shares, the percentage of the outstanding shares of common stock beneficially owned by JMB Capital Partners, L.P. prior to the offering is 8.9% and after the offering will be 1.1%.

(4)	In a Schedule 13G/A, filed with the SEC on January 9, 2004, Zazove Associates, LLC reported that it is an investment adviser registered under the Investment Advisers Act of 1940 and that it has discretionary authority, including sole voting and dispositive power, with respect to the debentures held in the selling securityholder’s managed account.

(5)	In addition to the shares offered, National Union Fire Insurance Company of Pittsburgh, PA, or National Union, is deemed to beneficially own 1,000,000 shares underlying immediately exercisable warrants to purchase our common stock. The warrants are held of record by International Lease Finance Corporation, or ILFC. American International Group, Inc., or AIG, is the ultimate parent company of ILFC. ILFC is a wholly-owned subsidiary of National Union and National Union is a wholly-owned subsidiary of AIG. Including the shares purchasable upon the exercise of the outstanding warrants, the percentage of the outstanding shares of common stock beneficially owned by National Union prior to the offering is 14.8% and after the offering will be 8.0%.

(6)	In addition to the shares offered, Lonestar Partners, L.P. beneficially owns 53,500 shares of our common stock. Including such shares, the percentage of the outstanding shares of common stock beneficially owned by Lonestar Partners, L.P. prior to the offering is 8.4% and after the offering will be less than 1%.

     None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that ILFC, an affiliate of the National Union Fire Insurance Company of Pittsburgh, PA, is one of our company’s principal lessors of aircraft and beneficially owns warrants to purchase 1,000,000 shares of our common stock.

PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the debentures or the shares of common stock offered by this prospectus. The selling securityholders and their successors, which include their transferees, pledgees, donees or partnership distributees, may sell the debentures and shares of common stock issued upon conversion of debentures directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The debentures and shares of common stock issued upon conversion of debentures may be sold in one or more transactions:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

     These sales may be effected in transactions, which may involve block transactions:

•	on any national securities exchange or quotation service on which the debentures or our common stock may be listed or quoted at the time of sale, including, in the case of common stock, the Nasdaq Stock Market;

•	in the over-the-counter market;

•	in transactions other than on the national securities exchanges, quotation services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.

     In connection with sales of debentures or shares of common stock issued upon conversion of debentures, any selling securityholder may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the debentures or the common stock underlying the debentures and deliver these securities to close out short positions;

•	sell debentures or shares of common stock short and deliver debentures or shares of common stock issued upon the exercise of debentures to close out short positions, or

•	loan or pledge debentures or shares of common stock issued upon the exercise of debentures to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling securityholders from the sale of debentures or the common stock underlying the debentures will be the purchase price of the debentures or the common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject (except when we decide to redeem the debentures in accordance with the terms of the indenture governing the debentures) any proposed purchase of debentures or the common stock to be made directly or through agents.

     In order to comply with the securities laws of some jurisdictions, if applicable, the selling securityholders may only sell debentures and shares of common stock issued upon conversion of debentures in those jurisdictions through registered or licensed brokers or dealers.

     Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol “WLDA.” The debentures are not eligible for trading in the PORTAL system and we do not intend to list the debentures for trading on any national securities exchange or the Nasdaq Stock Market. Accordingly, we cannot assure you that you will be able to resell debentures or that any trading market for debentures will develop.

     The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the debentures or any shares of common stock issued upon the conversion of debentures may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of debentures or shares of common stock issued upon the conversion of debentures may be deemed underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, Regulation M under the Securities Act may restrict the ability of any person engaged in the distribution of the debentures or the common stock issued upon the conversion of debentures to engage in market-making activities with respect to the particular debentures and the common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and of the shares of common stock issued upon conversion of debentures and the ability of any person or entity to engage in market-making activities with respect to the debentures or common stock.

     The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. The selling securityholders have also agreed to comply with the prospectus delivery requirements of the Securities Act, if any. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. Each selling securityholder has represented that it will not sell any debentures or any common stock pursuant to this prospectus except as described in this prospectus.

     If required, the specific debentures or the common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of the holders of the debentures. Pursuant to this registration rights agreement, we agreed to register the debentures and the common stock issuable upon conversion of the debentures with the SEC under specific circumstances and specific times. In addition, the selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act. We will pay all of the expenses incident to the registration of the debentures and the common stock issuable upon conversion of the debentures, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, underwriting discounts and commissions.

DESCRIPTION OF THE DEBENTURES

     We issued the debentures under an indenture, dated as of December 30, 2003, by and between us, as issuer, and Wachovia Bank, National Association, as trustee. The following discussion summarizes the material provisions of the indenture and the debentures. The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture, the debentures and the form of debenture, which we urge you to read carefully because those documents, and not this description, define your rights as holders of the debentures.

General

     The debentures are limited to $25,545,000 aggregate principal amount and will mature on December 30, 2009. The debentures have been issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. The debentures bear interest at the rate of 8.0% per annum of the principal amount thereof from December 30, 2003 until December 30, 2009. Interest is payable semi-annually on June 30 and December 30 of each year, commencing on June 30, 2004, to holders of record at the close of business on June 15 or December 15, as the case may be, immediately preceding such interest payment date. Each payment of interest on the debentures will include interest accrued through the interest payment date.

Method of Receiving Payments on the Debentures

     Each installment of semi-annual interest on the debentures will be paid by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s address as such address appears on the security register maintained by the company or the trustee. The holder must surrender the debentures to a paying agent to collect principal payments on the debentures.

Ranking of the Debentures

     The debentures are our senior subordinated indebtedness ranking pari passu with all our existing and future senior subordinated indebtedness and senior to all existing and future subordinated indebtedness. The debentures are subordinated to our secured indebtedness at all times and in all respects, and the payment of the principal of, and interest on, each and all of the debentures is subordinate and subject in right of payment to the prior payment in full of all senior indebtedness. In the event and during the continuation of any default in the payment of principal of, or interest on, any senior indebtedness beyond any applicable grace period, or in the event that any event of default (as defined below) with respect to any senior indebtedness will have occurred and be continuing and will have resulted in such senior indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default will have been cured or waived or will have ceased to exist and such acceleration will have been rescinded or annulled, or in the event any judicial proceeding will be pending with respect to any such default in payment or event of default, then no payment (including any payment which may be payable by reason of the payment of any other indebtedness of our company being subordinated to the payment of the debentures) will be made by us on account of the principal of or interest on the debentures.

Conversion Rights

     The initial conversion price of the debentures is $3.20 per share of our common stock, subject to adjustment as described below. Any debenture may be converted in integral multiples of $1,000 at any time before the close of business on December 30, 2009. To exercise its conversion right, the holder of the debentures must surrender the certificate(s) evidencing the debentures, duly endorsed or assigned to us or in blank, at any office or agency maintained by us as described in the indenture, and accompanied by written notice to us in the form provided in the debenture.

     The debentures will be deemed to have been converted immediately prior to the close of business on the day such written notice of conversion is received by us. At such time, the rights of the holders of such debentures as holders will cease, and the person or persons entitled to receive our common stock issuable upon conversion will be treated for all purposes as the record holder or holders of such common stock as and after such time. As promptly as practicable on or after the conversion date, we will issue and will deliver a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share.

     In the case of any debenture which is converted in part only, we will execute and the trustee will authenticate and deliver to the holder thereof, at our expense, a new certificate evidencing debentures of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such debenture.

     We will not issue any fractional share of common stock upon optional conversion of debentures. If more than one debenture will be surrendered for conversion at one time by the same holder, the number of full shares which will be issuable upon conversion of the debentures will be computed on the basis of the aggregate principal amount of the debentures (or specified portions thereof) so surrendered. Instead of any fractional share of common stock which would otherwise be issuable upon conversion of any debentures (or specified portions thereof), we will pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price at the close of business on the day of conversion.

     In the case of any debenture which is converted at the option of the holder after any record date and on or prior to the next succeeding interest payment date, interest whose stated maturity is on such interest payment date will be payable in cash on the interest payment date notwithstanding such conversion at the option of the holder, and such interest will be paid to the holder in whose name that debenture is registered at the close of business on such record date.

     Except as otherwise expressly provided above, in the case of any debenture which is converted at the option of the holder, interest accrued on such debenture through the date prior to the date fixed for conversion will be payable upon conversion in cash or, at the election of the holder, in shares of our common stock. The shares of common stock to be delivered upon conversion (if elected by such holder) will have been registered for resale pursuant to registration rights agreements (as described below). However, if such shares of our common stock are not so registered as of the date of conversion, we will use our best efforts to cause such shares of common stock to be registered for resale pursuant to the registration rights agreements or to otherwise become freely transferable in a public resale as soon as possible after conversion.

Adjustments of the Conversion Price

     The conversion price of the debentures will be adjusted in the event we:

•	pay or make a dividend or other distribution on our common stock exclusively in common stock or pay or make a dividend or other distribution on any other class of capital stock, which dividend or distribution includes common stock;

•	pay or make a dividend or other distribution on our common stock consisting exclusively of rights or warrants entitling the holders thereof to subscribe for or purchase shares of our common stock at a price per share less than the greater of the market price of our common stock or the conversion price of the debentures on the date fixed for the determination of shareholders entitled to receive such rights or warrants;

•	subdivide our outstanding shares of common stock into a greater number of shares of common stock, or combine our outstanding shares of common stock into a smaller number of shares of common stock;

•	distribute, by dividend or otherwise, to all holders of our common stock evidences of our indebtedness, shares of any class of our capital stock or other assets (including securities, but excluding any rights or warrants referred to above and any dividend or distribution paid exclusively in cash);

•	distribute, by dividend or otherwise, to all holders of our common stock cash (excluding any cash that is distributed as part of a distribution resulting in an adjustment discussed below) in an aggregate amount that, together with (i) the aggregate amount of any other distributions to all holders of the common stock of cash within the 12 months preceding the date fixed for the determination of shareholders entitled to such distribution and in respect of which no conversion price adjustment has been made previously, and (ii) the aggregate of any cash plus the fair market value as of such date of determination of consideration payable in respect of any tender offer by our company for all or any portion of the common stock consummated within the 12 months preceding such date of determination and in respect of which no conversion price adjustment has been made previously, exceeds 10% of the product of the current market price (as defined below) on such date;

•	make a tender offer for all or any portion of the common stock and such tender offer will involve an aggregate consideration having a fair market value as of the last time that tenders may be made pursuant to such tender offer that, together with (i) the aggregate of the cash plus the fair market value as of the expiration time of the other consideration paid in respect of any other tender offer by us for all or any portion of the common stock consummated within the 12 months preceding the expiration time and in respect of which no conversion price adjustment has been made previously, and (ii) the aggregate amount of any distributions to all holders of the common stock made exclusively in cash within the 12 months preceding the expiration time and in respect of which no conversion price adjustment has been made previously, exceeds 10% of the product of the current market price immediately prior to the expiration time multiplied by the number of shares of common stock outstanding (including any tendered shares) at the expiration time;

•	reclassify our common stock into securities which include securities other than common stock (other than any reclassification upon a consolidation or merger) which may be deemed to involve (i) a distribution of such securities other than common stock to all holders of common stock (and the effective date of such reclassification will be deemed to be the date fixed for the determination of shareholders entitled to such distribution), and (ii) a subdivision or combination, as the case may be, of the number of shares of common stock outstanding immediately prior to such reclassification into the number of shares of common stock outstanding immediately thereafter (and the effective date of such reclassification will be deemed to be the day upon which such subdivision becomes effective or the day upon which such combination becomes effective, as the case may be, and the day upon which such subdivision or combination becomes effective);

•	issue or sell, additional shares of common stock (which includes rights, options, warrants and convertible securities) for an effective price less than the greater of (i) the then current price of a share of our common stock, or (ii) the then effective conversion price; and

•	undertake any other action as to which the failure to make any adjustment to the conversion price and/or the number of shares or other assets or property subject to the debentures would adversely affect the conversion rights or value represented by the debentures in accordance with the essential intent and principles of the indenture.

     We are not required to make any further adjustment of the conversion price, as adjusted upon the issuance of any rights, options, warrants or convertible securities, as a result of the actual issuance of shares of common stock upon the exercise of any rights, options or warrants or the conversion of any convertible securities. If any such rights, options or warrants or the conversion privilege represented by any such convertible securities will expire without having been exercised, the conversion price as adjusted upon the issuance of such rights, options, or warrants or convertible securities will be readjusted to the conversion price which would have been in effect had an adjustment been made on the basis of only the shares of common stock, if any, actually issued or sold on the exercise or conversion of such rights, options, warrants or convertible securities, and on the basis that such shares of common stock, if any, were issued or sold for the consideration actually received by us upon such exercise or conversion (other than by cancellation of liabilities or obligations evidenced by such convertible securities), plus the consideration, if any, actually received by us for the issue or sale of all such rights, options, warrants and convertible securities, whether or not exercised.

     We are not required to make an adjustment in the conversion price unless such adjustment (plus any other adjustments not previously made) would require an increase or decrease of at least 1% in the conversion price.

     The term “current market price” means the average of the daily closing prices for the five consecutive trading days selected by our company commencing not more than 20 trading days before, and ending not later than, the date in question.

Redemption of the Debentures

     No sinking fund is provided for the debentures. We may redeem the debentures at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date, upon not less than 30 and not more than 60 days’ notice by mail, in whole or in part:

•	on or after December 30, 2004, if the average of the daily closing prices of the common stock for any 20 trading days out of 30 consecutive trading days ending on or before December 30, 2005 is at least 200% of the conversion price then in effect;

•	on or after December 31, 2005, if the average of the daily closing prices of the common stock for any 20 trading days out of 30 consecutive trading days ending on or before December 30, 2006 is at least 150% of the conversion price then in effect; and

•	at any time at our option on or after December 31, 2006.

     Redemption in Whole

     Our election to redeem any debentures must be evidenced by a resolution of our board of directors. At least 45 days prior to the redemption date fixed by our company (unless a shorter period is acceptable to the trustee), we must notify the trustee in writing of the redemption date. The trustee must then promptly notify us and each security registrar in writing of the debentures selected for redemption.

     Notice of redemption must be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to the trustee and to each holder of debentures to be redeemed, at his or her address appearing in the security register.

     All notices of redemption must state:

•	the redemption date;

•	the redemption price;

•	if less than all the outstanding debentures are to be redeemed (as explained below), the identification and the principal amounts of the particular debentures to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each debenture to be redeemed and that (unless we default in payment of the redemption price) interest on the debentures will cease to accrue on and after the redemption date;

•	the conversion price, the date on which the right to convert the debentures to be redeemed will terminate and the place or places where debentures may be surrendered for conversion; and

•	the place or places where debentures are to be surrendered for payment of the redemption price.

     Notice of redemption of debentures to be redeemed at our election must be given by us, at our written request received by the trustee at least 45 days prior to the redemption date, in the name and at the expense of our company.

     At or prior to 9:00 a.m., New York City time, on the redemption date, we must deposit with the trustee or with a paying agent an amount of money in same day funds sufficient to pay the redemption price of, and accrued interest on, all the debentures which are to be redeemed on that date other than any debentures called for redemption on that date which have been converted prior to the date of the deposit of the redemption funds.

     After the redemption date, the debentures will cease to bear interest. Upon surrender of any debenture for redemption in accordance with the notice of redemption, the debenture will be paid by our company at the redemption price, together with accrued interest to the redemption date. If any debenture called for redemption is not so paid upon surrender for redemption, the principal will, until paid, bear interest from the redemption date at the rate borne by the debenture.

     Redemption in Part

     In case of any redemption at our election of less than all the debentures, we must, at least 60 days prior to the redemption date fixed by our company (unless a shorter period is acceptable to the trustee):

•	notify the trustee in writing of the redemption date and of the principal amount of debentures to be redeemed; and

•	deliver to the trustee all necessary documentation and records to enable the trustee to select the debentures to be redeemed.

     The particular debentures to be redeemed must be selected not more than 60 days prior to the redemption date by the trustee, from the outstanding debentures not previously called for redemption, by lot or pro rata or by such other method as the trustee will deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of debentures of a denomination larger than $1,000.

     If any debenture selected for partial redemption is converted in part, the converted portion of such debenture will be the portion selected for redemption. Debentures which have been converted during a selection of debentures to be redeemed will be treated by the trustee as outstanding for the purpose of such selection. In any case where more than one debenture is registered in the same name, the trustee in its discretion may treat the aggregate principal amount so registered as if it were represented by one debenture.

     Any debenture which is to be redeemed only in part must be surrendered at an office or agency maintained for that purpose by our company, and we will execute, and the trustee will, upon receipt of our instructions, authenticate and deliver to the holder of such debentures, without service charge, a new debenture or debentures of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debenture so surrendered.

Right to Require Repurchase

     In the event of a repurchase event (as defined below), each holder will have the right, at its option, to require us to purchase all or any part of such holder’s debentures on a date, referred to as the repurchase date, that is 60 days after the date we give notice of the repurchase event at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the repurchase date.

     The holders of a majority in aggregate principal amount of the debentures then outstanding, together with a minimum of two holders that are not affiliates of each other, will have the right to waive our obligation to purchase holders’ debentures as described above by giving written notice thereof to us prior to the repurchase date.

     To exercise a repurchase right, a holder must deliver to us (or an agent designated by us for such purpose) and to the trustee on or before the close of business on the repurchase date (i) written notice of the holder’s exercise of such right, which notice must set forth the name of the holder, the principal amount of the debentures to be repurchased, and a statement that an election to exercise the repurchase right is being made thereby, and (ii) the debentures with respect to which the repurchase right is being exercised, duly endorsed for transfer to us. The written notice of redemption will be irrevocable.

     A “repurchase event” is defined under the indenture as the occurrence of (i) a change in control, or (ii) termination of trading.

     A “change in control” occurs when:

•	all or substantially all of our assets are sold as an entirety to any person or related group of persons;

•	upon any consolidation or merger of our company (A) in which our company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of our company in which all shares of our common stock outstanding immediately prior to the effectiveness of the transaction are changed into or exchanged for the same consideration), or (B) pursuant to which our common stock would be converted into cash, securities or other property, except in the case of (A) and (B), a consolidation or merger of our company in which the holders of our common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of common stock immediately before such transaction;

•	any person, or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof will beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of our company entitled to vote generally in the election of directors of our company;

•	at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of our company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of our company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of our company then in office; or

•	our company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     However, a change in control will not be deemed to have occurred if either (a) the closing price per share of the common stock for any 10 trading days within the period of 20 consecutive trading days ending immediately before the change in control will equal or exceed 110% of the conversion price in effect on each such trading day, or (b) (i) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change in control consists of shares of common stock with full voting rights traded on a national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the debentures become convertible solely into such publicly traded securities, and (ii) the consideration in the transaction or transactions constituting the change in control consists of cash, publicly traded securities or a combination of cash and publicly traded securities with an aggregate fair market value (which, in the case of publicly traded securities, must be equal to the average closing price of such publicly traded securities during the ten consecutive trading days commencing with the sixth trading day following consummation of the transaction or transactions constituting the change in control) of at least 110% of the conversion price in effect on the date immediately preceding the date of consummation of such change in control.

     A “termination of trading” will occur if our common stock (or other common stock into which the debentures are then convertible) (i) is not listed for trading on a U.S. national securities exchange (which will be either the New York Stock Exchange or the American Stock Exchange), or (ii) is not approved for trading on either the Nasdaq National Market or the Nasdaq SmallCap Market, which are referred to in this paragraph as qualified Nasdaq systems. However, a termination of trading will not be deemed to have occurred under clause (ii) above if our common stock (or other common stock into which the debentures are then convertible) is not listed on a qualified Nasdaq system if, and for so long as, (A) our common stock (or other common stock into which the debentures are then convertible) is included for quotation on the OTC Bulletin Board or any successor to the OTC Bulletin Board with comparable or better functionality, including the reporting of trading prices and quotations, (B) we continue to timely file with the SEC all periodic and other reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, and (C) we continue to voluntarily comply with all qualitative listing requirements for securities listed on the Nasdaq SmallCap Market (including, without limitation, Rule 4350 of the NASD, Inc. Manual).

Restriction on the Payment of Cash Dividends

     Until the date when all outstanding debentures have been converted into shares of our common stock, we will not, directly or indirectly, declare or pay any cash dividend or make any other cash payment or distribution, on account of our common stock or to the direct or indirect holders of our common stock.

Transactions with Affiliates

     Our company is prohibited from making any payments to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any officer, employee or director of our company (for purposes of this section, such officers, employees or directors are collectively referred to as the covered persons), or any person in which a covered person owns, of record or beneficially, in excess of a 5% equity interest (for purposes of this section, each such transaction will be referred to as an insider transaction), unless:

(1)	such insider transaction is on terms that are no less favorable to our company than those that would have been obtained in a comparable transaction by our company with an unrelated person; and

(2)	we deliver to the trustee:

(A)	with respect to any insider transaction or series of related insider transactions involving aggregate consideration in excess of $250,000, a resolution of the board of directors set forth in an Officers’ Certificate certifying that such insider transaction complies with clause (1) above and that such insider transaction has been approved by a majority of the disinterested members of the board of directors; and

(B)	with respect to any insider transaction or series of related insider transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to our company of such insider transaction from a financial point of view issued by a qualified accounting, appraisal or investment banking firm of national or regional standing.

     The following items are not considered to be insider transactions under the terms of the indenture:

•	any salary, bonus or other customary compensation arrangement, any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by our company in the ordinary course of business;

•	payment of reasonable directors’ fees to persons who are not executive officers or employees of our company; and

•	payments pursuant to insider transaction agreements or arrangements.

Mergers or Consolidation

     In case of any consolidation of our company with, or merger of our company into, any other person, any merger of another person into our company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock) or any sale or transfer of all or substantially all of the assets of our company, the person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, will execute and deliver to the trustee a supplemental indenture providing that the holder of each debenture then outstanding will have the right to convert such debenture only into the kind and amount of securities, cash and other property, if any, receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which such debenture might have been converted immediately prior to such consolidation, merger, sale or transfer.

     In the event we consolidate with or merge into another person or convey, transfer or lease all or substantially all of our properties and assets to any person, the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of our company, must (i) be a corporation, limited liability company partnership or trust, (ii) be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, (iii) expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and interest on all the debentures and the performance or observance of every covenant of the indenture on the part of our company to be performed or observed, and (iv) have provided for conversion rights.

Events of Default and Acceleration

     Whenever this discussion uses the phrase “event of default,” it means any one of the following events:

•	default in the payment of the principal on any debenture at its maturity;

•	default in the payment of any interest on any debenture when it becomes due and payable, and continuance of such default for a period of 30 days;

•	failure to provide timely notice of a repurchase event as required by the terms of the indenture;

•	default in the payment of the repurchase price in respect of any debenture on the repurchase date therefor;

•	default in the performance or breach of any covenant or warranty of our company in the indenture and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debentures a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

•	default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us, whether such indebtedness now exists or will be created in the future, which default will constitute a failure to pay the principal of indebtedness aggregating in excess of $5,000,000 when due and payable after the expiration of any applicable grace period or will have resulted in indebtedness aggregating in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debentures a written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the indenture;

•	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of our company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or (B) a decree or order adjudging our company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of our company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of our company or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

•	the commencement by our company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by our company to the entry of a decree or order for relief in respect of our company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by us to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of our company or of any substantial part of our property, or the making by us of a general assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by our company in furtherance of any such action.

     If an event of default occurs and is continuing, then and in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debentures may declare the principal of all the debentures to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders), and upon any such declaration the principal of and interest accrued on the debentures to the date of declaration will become immediately due and payable.

Modification of the Indenture

     The indenture governing the debentures may be modified with the consent of the holders of not less than a majority in principal amount of the outstanding debentures, together with the consent of a minimum of two holders that are not affiliates of each other, by act of said holders delivered to us and the trustee. Our company, when authorized by a board resolution, and the trustee may enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders under the indenture. However, the supplemental indenture may not, without the consent of the holder of each outstanding debenture affected by such action:

•	change the stated maturity of the principal of, or any installment of interest on, any debenture, or reduce the principal amount thereof or the rate of interest thereon payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any debenture or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or increase the conversion price or otherwise adversely affect the right to convert any debenture, or modify the provisions of the indenture with respect to the subordination of the debenture, in a manner adverse to the holders;

•	reduce the percentage in principal amount of the outstanding debentures, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults; or

•	modify any of the provisions governing the procedure for modifying the indenture, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby.

Governing Law

     The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

     Wachovia Bank, National Association, is the trustee under the indenture governing the debentures.

Registration Rights

     We have entered into registration rights agreements with the holders of the debentures pursuant to which we have agreed to use our best efforts to cause the registration statement, of which this prospectus is a part, to be declared effective as soon as practicable following the issuance and sale of the debentures, and to keep the registration statement effective until the later of:

•	the sale pursuant to the registration statement of all the securities registered under this registration rights agreement;

•	the expiration of the holding period applicable to such securities held by persons who are not affiliates of our company under Rule 144(k) under the Securities Act or any successor provision; and

•	such time as no holder is the “beneficial owner” within the meaning of Section 13(d) of the Exchange Act of debentures representing 10% or more of the issued and outstanding common stock of our company.

     Under the registration rights agreements, we are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any 12-month period. We have also agreed to pay predetermined liquidated damages to holders of the debentures if the registration statement is not made effective or if this prospectus is unavailable for the periods in excess of the suspension periods discussed in the previous sentence. If the registration statement of which this prospectus is a part, is not filed with the SEC within 60 days after the date the registration rights agreements were executed, then on the 61st day after the date of execution, and on each date which is 30 days after such date until such time as the registration statement is filed with the SEC, we are required to make a cash payment to the holders of the debentures equal to $5 for each $1,000 principal amount of the debentures held. If the registration statement is not declared effective by the SEC within 120 days after the date of execution of the registration rights agreements, then on the 121st day after such date, we are required to make a cash payment to the holders of the debentures equal to $10 for each $1,000 principal amount of the debentures held. If the registration statement is not declared effective by the SEC within 180 days after the execution date, then on the 181st day after such date (or the fifth day after the date on which such registration statement ceases to be effective or usable by the holders for any reason for any period other than any permitted suspension periods described above) and on each date which is 90 days after any such date, we are required to make a cash payment to the holders of the debentures equal to $15 for each $1,000 principal amount of the debentures held, until such time as the registration statement will be declared effective by the SEC or is otherwise available for use by the holders to publicly resell the debentures and the common stock into which the debentures may be converted, at which time our obligation to make such cash payments will cease. No additional interest is payable on the debentures due to any delay in having the registration statement declared effective by the SEC.

DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by reference to the terms of and conditions of our Certificate of Incorporation, certificate of designation, Bylaws and any agreement or other instrument, as applicable, governing our capital stock, the terms and conditions of which are being summarized.

Capital Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 11,465,843 shares of common stock and no shares of preferred stock were outstanding as of February 24, 2004. All of the issued and outstanding shares of common stock are fully paid and nonassessable.

     The following summary description of our capital stock accurately describes the material rights of holders of our capital stock but does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws.

     Common Stock

     The holders of validly issued and outstanding shares of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of Delaware law or our Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors or any other matter, but our board of directors is classified, which means that the holders of a majority of the shares at a meeting at which a quorum is present can elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class.

     The holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

     Subject to the rights of holders of preferred stock, if any, in the event of our liquidation, dissolution or winding up, holders of common stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     Preferred Stock

     Our Certificate of Incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine without further approval of our stockholders. The issuance of preferred stock by our board of directors could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a person or group to gain control of us.

     The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, our future capital needs, the then-existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock. At the date of this prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of preferred stock.

Warrants

     The following is a summary description of the general terms and provisions of the outstanding warrants, but the summary does not purport to be complete and is qualified in all respects by reference to the actual text of the outstanding warrant documents, copies of which have been filed with the SEC.

     Boeing and ILFC Warrants

     Generally. In August 1999 and March 2000, respectively, we entered into separate agreements with International Lease Finance Corporation, or ILFC, and The Boeing Company, or Boeing, our principal aircraft lessors. Under these agreements we issued warrants to purchase up to 1,000,000 shares of our common stock to ILFC and warrants to purchase up to 1,000,000 shares of our common stock to Boeing. We also agreed to register the shares, before or after exercise of these warrants, for public sale.

     Exercise Price and Period. The outstanding warrants issued to Boeing and ILFC are exercisable at any time commencing with the date of issuance and ending at 5:00 p.m., New York City time, on August 23, 2004 with respect to the ILFC warrants, and March 29, 2005 with respect to the Boeing warrants. The Boeing and ILFC warrants entitle their holders to purchase shares of our common stock at a price of $2.50 per share, subject to certain anti-dilution adjustments. The exercise price of the Boeing and ILFC warrants must be paid in cash.

     ATSB Warrants

     Generally. On December 30, 2003, we issued to the ATSB, as additional compensation for the federal loan guarantee, a series of warrants, or the ATSB warrants, to purchase in the aggregate 2,378,223 shares our common stock, representing 10% of our issued and outstanding common stock on a diluted basis to reflect the exercise of such ATSB Warrants and the exercise or conversion of all of our other outstanding warrants and convertible securities other than stock options.

     Exercise Price and Period. The ATSB warrants consist of the following:

•	warrants to purchase 1,269,022 shares of common stock, exercisable at $0.78 per share through December 30, 2008;

•	warrants to purchase 886,979 shares of common stock, exercisable at $3.20 per share through December 30, 2009;

•	warrants to purchase 111,111 shares of common stock, exercisable at $2.50 per share through August 23, 2004; and

•	warrants to purchase 111,111 shares of common stock, exercisable at $2.50 per share through March 29, 2005.

     Exercise of the ATSB Warrants. The ATSB warrants may be exercised in whole or in part at any time during the applicable exercise periods. The exercise price of the ATSB warrants may be paid (i) in cash or immediately available funds; (ii) by cancellation of indebtedness; or (iii) as long as (A) the shares of common stock are traded on a national securities exchange or are quoted on Nasdaq, and (B) the holder is the ATSB or any government agency or instrumentality (or the Bureau of Public Debt) of the United States, by such U.S. Government holder’s election to receive shares of our common stock equal to the value of such ATSB warrants determined on the basis of the market price of the shares of common stock underlying such ATSB warrants on the date of the election, less the exercise price of such ATSB warrants (also referred to as the “net exercise” method). On the expiration date, if the fair market value per share of our common stock is greater than the exercise price per share of such ATSB warrants, unless indicated otherwise in writing by the U.S. Government holder, such ATSB warrants will be automatically exercised by the U.S. Government holder using the net exercise method.

     Anti-Dilution Adjustments

     The exercise price of the outstanding warrants and the number of shares of our common stock purchasable upon the exercise of the outstanding warrants may be subject to adjustment in certain situations, including, but not limited to:

•	a payment of dividend or distribution of our common stock to the holders of our common stock, a split or other subdivision of the outstanding shares of our common stock, or the combination of the outstanding shares of our common stock into a smaller number shares;

•	the issuance of any additional shares of common stock or any rights, options or warrants to holders of our common stock to subscribe for or purchase shares of our common stock or securities convertible into our common stock for a consideration such as would diminish the value of the outstanding warrants;

•	the issuance or distribution to holders of our common stock of evidences of our indebtedness, cash or other assets, shares of any class of capital stock; or

•	a consolidation, merger, or business combination of our company with or into another corporation, or the conveyance of all or substantially all of our assets, or, in the case of the ATSB warrants, a tender or exchange by our company for our common stock at a price in excess of the market price of our common stock following the tender or exchange transaction.

DESCRIPTION OF SENIOR INDEBTEDNESS

     The following is a summary of our $30.0 million term loan supported by a $27.0 million federal guarantee from the ATSB. This summary may not contain all of the information that may be important to you in making your investment decision. For a more complete understanding of the terms of the ATSB guaranteed loan, you should carefully review the loan agreement and related documents, which we filed with the SEC.

     The Term Loan and the Guarantees

     Of the $30.0 million principal amount of the term loan, $27.0 million, or the tranche A loan, is guaranteed by the ATSB and $3.0 million, or the tranche B loan is guaranteed by a third party. Our obligations under the loan agreement governing the term loan and the related guarantees are secured by substantially all of the assets of our company and our wholly-owned subsidiary.

     The tranche A loan bears interest at a rate equal to the lender’s weighted average cost of issuing commercial paper plus 0.50% per annum. In the event the tranche A loan is funded by or assigned to another entity, the interest rate will be LIBOR plus 0.60% per annum. The tranche B loan bears interest at a rate equal to LIBOR plus 1.0% per annum. Interest on the term loan is payable semi-annually on June 12 and December 12 of each year.

     We are required to pay semi-annual guarantee fees commencing on the date of the closing of the ATSB guaranteed loan as follows:

•	to the ATSB at an annual rate of 4.5% of the principal amount of tranche A loan scheduled to be outstanding for the interest periods ending on or about June 12 and December 12, 2004, increasing by 0.5% each year for subsequent semi-annual interest periods through December 12, 2008; and

•	to the guarantor of the tranche B loan at an annual rate of 3.0% of the principal amount of tranche B loan scheduled to be outstanding for the interest periods ending on or about June 12 and December 12 of each year for so long as the term loan remains outstanding excluding December 12, 2008 (the maturity date of the term loan).

     Repayment of the Term Loan

     The principal amount of the ATSB guaranteed loan will be repaid in three annual installments of $6,000,000 each, commencing on December 12, 2005, and a fourth installment of $12,000,000 due on December 12, 2008. We may pre-pay the principal amount of the ATSB guaranteed loan and accrued interest, without penalty, in any amounts equal to or greater than the lesser of $1,000,000 or 5.0% of the outstanding principal amount of the ATSB guaranteed loan. We will be required to pre-pay the ATSB guaranteed loan, subject to certain limitations and carve-outs, from:

•	the proceeds of future borrowings from other sources and issuances of debt or equity securities;

•	the proceeds of any significant asset sales; and

•	the net proceeds from insurance or condemnation.

     In the event of a change in control, as defined in the loan agreement, the ATSB will have the right to require us to repay the ATSB guaranteed loan in full.

     Covenants Under the Loan Agreement

     Under the loan agreement governing the ATSB guaranteed loan, our company is subject to certain covenants pursuant to which we must, among other things:

•	satisfy various financial covenants requiring us to maintain a certain amount of unrestricted cash or cash equivalents and to comply with certain financial ratios;

•	maintain a system of accounting, including proper books and records to permit preparation of financial statements in conformity with generally accepted accounting principles, or GAAP;

•	provide lenders with monthly, quarterly and year-end financial statements, together with a certificate of an officer of our company, certifying that, among other things, he or she has reviewed such financial statements and believes them to be true and accurate and that our company has no knowledge of any event of default under the loan agreement;

•	annually provide to the lenders copies of our annual financial and operating plan and projections for each year, and copies of our financial and operating plan and projections for each upcoming quarter, and for each month in such quarter;

•	submit to the lenders copies of all environmental audits and reports, whether prepared by our personnel or by any independent consultants hired by our company;

•	provide notice, within one business day after any public release by Standard & Poor’s Group, Moody’s Investors Service, Inc. or Fitch, Inc. of a determination raising, lowering, suspending or placing under review for possible downgrade or suspension our credit rating or changing our outlook on any debt obligations of our company;

•	report to the lenders issuance of common stock or securities convertible into our common stock, or any sale of assets in excess of $2,500,000;

•	report to the lenders any material adverse change with respect to the Air Mobility Command Agreement, or AMCA, including, without limitation, a material decrease in expected revenues or a non-renewal of the AMCA;

•	maintain all of our properties used or useful in the conduct of our business in good condition, repair and working order, supply such properties with all necessary equipment, make all necessary repairs, renewals, replacements, betterments and improvements to our properties, and ensure that our company maintains adequate insurance coverage with reputable insurance companies;

•	observe and fulfill all material obligations, covenants and conditions contained in our contracts with third parties; and

•	permit, and to cooperate in the conduct of, such audits and reviews during the period the ATSB guaranteed loan is outstanding and for three years thereafter, as the ATSB may deem appropriate, by an independent auditor acceptable to the ATSB or the United States Comptroller General.

     In addition, the loan agreement also contains a number of negative covenants, including, but not limited to, restrictions on:

•	granting additional liens on our property or making significant investments;

•	paying dividends, redeeming capital stock, repricing outstanding stock options or repaying indebtedness other than the ATSB guaranteed loan;

•	liquidating, winding up, dissolving or engaging in certain acquisitions or certain sale-leaseback transactions;

•	engaging in certain transactions with affiliates or certain asset sales;

•	engaging in any business unrelated to our existing business;

•	consolidating, merging with or into another entity or selling substantially all of our assets unless certain conditions are satisfied; and

•	amending the terms of agreements relating to our other indebtedness for borrowed money or granting any additional negative pledges.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary discusses certain material U.S. federal income tax (and in the case of non-U.S. holders, as defined below, certain U.S. federal estate tax) consequences relating to the purchase, ownership, and disposition of the debentures and the shares of our common stock for which the debentures may be exchanged. Except where noted, this summary deals only with debentures and shares of our common stock held as capital assets and is applicable only to initial purchasers of debentures who purchased the debentures for an amount of cash equal to the initial offering price of such debentures. Additionally, this summary does not deal with special situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding the debentures or our common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences discussed herein. If a partnership holds the debentures or our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debentures or our common stock, you should consult your tax adviser.

     If you are considering the purchase of debentures, you should consult your own tax advisers concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

     The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder. A “U.S. holder” means a beneficial owner of a debenture or our common stock that is:

•	a citizen or resident alien individual of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     Interest on a Debenture

     Interest on the debentures will be taxable to a holder as ordinary income in accordance with the holder’s method of accounting at the time that such interest is accrued or received. The debentures were not issued with original issue discount (“OID”) within the meaning of the Code.

     Adjustments to Conversion Price

     Adjustments to the conversion price as provided in the indenture in most cases will not constitute a taxable event to the holder. However, certain corporate transactions, such as a distribution of cash or other property (not including our common stock), which generally is prohibited by the terms of the indenture, may give rise to a deemed, taxable distribution to a holder of a debenture when the conversion price is adjusted to reflect the transaction.

     Market Discount

     A subsequent purchaser of a debenture may be affected by the “market discount” provisions of the Code. “Market discount” on a debenture generally will equal the amount, if any, by which the principal amount of a debenture exceeds the holder’s acquisition price. Subject to a de minimis exception, the “market discount” provisions generally require a holder of a debenture acquired in the market at a discount to treat all or a portion of any gain, but not in excess of the “market discount,” recognized on a subsequent disposition of the debenture as ordinary income. If a debenture with “market discount” is converted into shares of our common stock, any gain recognized upon a subsequent disposition of such common stock, but not in excess of the amount of such “market discount,” will be taxable as ordinary income. A holder of a debenture with “market discount” may be required to defer the deduction for all or a portion of any interest paid or incurred on any indebtedness incurred or continued

to purchase or carry such debenture until interest income with respect to such debenture that is in excess of such interest expense is included in the holder’s taxable income or the debenture is disposed of in a taxable transaction. A holder of a debenture with “market discount” may elect to include the “market discount” in income as it accrues. Generally, “market discount” is treated as accruing on a straight-line basis over the term of such debenture or, at the election of the holder, under a constant-yield method.

     Amortizable Premium

     A subsequent purchaser of a debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium from the purchase date through the maturity date of such debenture using a constant-yield method that reflects semiannual compounding based on the debenture’s payment period. Amortizable premium may not include any portion of the purchase price paid in excess of the principal amount of the debenture that is attributable to the debenture’s conversion feature. The portion of the purchase price in excess of the principal amount of the debenture that is considered paid for the conversion feature is the excess, if any, of such purchase price over what the debenture’s fair market value would have been if the debenture did not have the conversion feature. Amortizable premium is treated as a deduction against interest income received on the debenture.

     Exchange, Sale, Redemption or Other Disposition of Debentures

     You will generally recognize gain or loss upon the exchange, sale, redemption or other disposition of a debenture equal to the difference between the amount realized upon the exchange, sale, redemption or other disposition (but not including a conversion of the debenture into our common stock) and your adjusted tax basis in the debenture. Your adjusted tax basis in a debenture will be equal to the amount paid for the debenture, increased by any “market discount” you elect to include in income and decreased by any premium amortization. Any gain or loss recognized on a disposition of the debenture will be capital gain or loss subject to the market discount rules. If you are a noncorporate U.S. holder, including an individual, and have held the debenture for more than one year, such capital gain, if such gain is recognized prior to January 1, 2009, will be subject to tax at a maximum rate of 15%. Capital gain recognized after December 31, 2008, will be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

     Conversion of Debentures

     A holder of a debenture will not recognize gain or loss on the conversion of the debenture into shares of our common stock, except upon the receipt of cash in lieu of the receipt of a fractional share of such stock. The holder’s tax basis in the shares of our common stock received upon conversion will equal the holder’s adjusted basis in the debenture surrendered therefor (less that portion of such basis allocable to any fractional share that the holder otherwise would have been entitled). The holding period of our common stock (including any fractional shares redeemed upon conversion) received by the holder upon conversion will include the period during which the holder held the debenture prior to conversion. Cash received by a holder of a debenture in lieu of the issuance of a fractional share should be treated as payment in exchange for such fractional share. Gain or loss recognized on the receipt of such cash generally will equal the difference between the amount of cash received and the adjusted basis allocable to such fractional share.

     Dividends on Our Common Stock

     If, after you exchange a debenture for our common stock and we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of that stock, the distribution will be treated as a dividend to the extent that it is paid from our company’s current or accumulated earnings and profits. Any dividend paid to you with respect to our common stock will be taxed at a maximum rate of 15% if you are a noncorporate U.S. holder, including an individual, the dividend is taxable to you prior to January 1, 2009, and you hold our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date. Any dividend taxable to you after December 31, 2008, will be taxable at ordinary income rates. If the distribution exceeds our company’s current or accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your basis in such common stock. Any remaining excess will be treated as capital gain. If you are a corporation, you may be able to claim a deduction for a portion of any distribution received that is considered a dividend.

     Sale or Other Disposition of Our Common Stock

     You will generally recognize capital gain or loss on a sale or other disposition of our common stock. Your gain or loss will equal the difference between the proceeds you receive and your adjusted tax basis in the stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the stock. If you are a noncorporate U.S. holder, including an individual, and have held the stock for more than one year, any such capital gain recognized prior to January 1, 2009, will be taxed at a maximum rate of 15%. Taxable gain recognized after December 31, 2008, will be taxed at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

Non-U.S. Holders

     The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder. The term “non-U.S. holder” means a beneficial owner of a debenture or our common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” persons eligible for benefits under income tax conventions to which the United States is a party and certain U.S. expatriates. You should consult your own tax advisers to determine the U.S. federal, state, local, and other tax consequences that may be relevant to you.

     Payment of Interest

     Generally, interest paid or accrued on a debenture to a non-U.S. holder is subject to 30% U.S. federal income tax withholding. The 30% U.S. federal income withholding tax will not apply to any payment to you of interest on a debenture provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Code Section 871(h)(3);

•	you are not a “controlled foreign corporation” that is related to us within the meaning of Code Section 864(d)(4);

•	you are not a bank whose receipt of interest on a debenture is described in Code Section 881(c) (3)(A); and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or (b) you hold your debentures through certain foreign intermediaries, and you and the foreign intermediary satisfy the certification requirements of applicable U.S. Treasury regulations.

     Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal income withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable income tax treaty, or (2) IRS Form W-8ECI (or successor form) stating that interest paid to you on the debenture is not subject to income tax withholding because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on a debenture is effectively connected with the conduct of that trade or business or is deemed attributable to your U.S. permanent establishment under an applicable income tax treaty (and you establish such by providing us with a properly executed IRS Form W-8ECI), you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are eligible for a reduced rate of U.S. income taxation pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     Dividends

     Any dividends paid to you with respect to our common stock will be subject to U.S. federal income tax withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States or are deemed attributable to a U.S. permanent establishment under an applicable income tax treaty (and you establish such by providing us with properly executed IRS Form W-8ECI) are not subject to income tax withholding, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are a non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate, you will be required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. income taxation pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     Exchange, Sale or Redemption of Debentures or Our Common Stock

     Any gain realized upon the exchange, sale, redemption or other disposition of a debenture (not including a conversion of the debenture into our common stock) or shares of our common stock after conversion of a debenture generally will not be subject to U.S. federal income taxation unless that gain is:

•	effectively connected with the conduct of a trade or business in the United States carried on by you;

•	attributable to a U.S. permanent establishment;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	our company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

     If you are a non-U.S. holder whose gain is described in the first or third bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rates. If you are a corporate non-U.S. holder whose gain is described in the first bullet point above, you also may be subject to a branch profits tax at a 30% rate or a lower rate if an income tax treaty applies. If you are an individual non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

     We believe our company is not and does not anticipate that it will become a U.S. real property holding corporation for U.S. federal income tax purposes. However, there can be no assurances that our company will not become a U.S. real property holding corporation in the future.

     U.S. Federal Estate Tax

     In the case of an individual who is a non-resident alien, the U.S. federal estate tax will not apply to a debenture owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations) and (2) interest on the debenture would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, a non-resident alien who owns our common stock at the time of death must include the common stock in his or her gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. If you are a non-resident alien, you should be aware that there have been recent amendments to the U.S. federal estate tax rules, and you should consult with your tax advisers before considering an investment in a debenture.

Information Reporting and Backup Withholding

     If you are a U.S. holder, in general, information reporting requirements will apply to certain payments of principal and interest on the debentures, dividends paid on our common stock, and the proceeds of sale of a debenture or share of our common stock unless you are an exempt recipient (such as a corporation). Backup withholding tax at a rate of 28% will apply to such payments if you fail to provide your taxpayer identification number, certification of exempt status, or fail to report in full dividend and interest income.

     If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement (IRS Form W-8BEN) described above under “— Non-U.S. Holders — Payment of Interest.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a debenture or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld, if any, with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax provided the required information is furnished to the IRS in a timely manner.

LEGAL MATTERS

     The validity of the debentures and our common stock underlying the debentures offered by this prospectus has been passed upon for us by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

EXPERTS

     The consolidated financial statements of World Airways, Inc. and subsidiary as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the December 31, 2002 financial statements refers to a change, effective January 1, 2000, in the Company’s method of accounting for certain aircraft maintenance costs.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is a part of a registration statement on Form S-3 that we filed under the Securities Act with the SEC with respect to registration of the debentures. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. You will find additional information about the debentures and the company in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to our company and the debentures, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

     We file annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and free of charge at the website maintained by the SEC at www.sec.gov.

     If for any reason we are not required to comply with the reporting requirements of the Exchange Act, we will still be required under the indenture to furnish the holders of the debentures with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (File No. 0-26582) as well as any filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering other than information or reports furnished to the SEC under Items 9 and 12 of Form 8-K:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2003, June 30, 2003, and March 31, 2003;

•	Current Reports on Form 8-K filed on February 19, 2004, February 18, 2004, February 9, 2004, February 5, 2004*, February 3, 2004, January 21, 2004, January 16, 2004, December 31, 2003, December 19, 2003, December 12, 2003, November 12, 2003, November 12, 2003*, October 10, 2003, October 3, 2003*, September 17, 2003*, September 9, 2003, August 4, 2003*, August 1, 2003, July 25, 2003 and May 2, 2003*; and

•	Description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 8, 1995.

*	These reports contain information furnished to the SEC under Item 9 and/or Item 12 of Form 8-K which, pursuant to General Instructions B(2) and (6) of Form 8-K, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act and we are not subject to the liabilities imposed by that section. We are not incorporating and will not incorporate by reference into this prospectus past or future information or reports furnished or that will be furnished under Items 9 and/or 12 of Form 8-K.

     These documents contain important information about our financial condition. You may obtain copies of any documents incorporated by reference in this prospectus from us, from the SEC or from the SEC’s website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them from us in writing or by telephone at World Airways, Inc., The HLH Building, 101 World Drive, Peachtree City, Georgia 30269, telephone number (770) 632-8000. You may also access our SEC filings on our website at www.worldairways.com, under the tab entitled “Investors.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is a statement of estimated expenses in connection with the distribution of the debentures and shares of our common stock being registered hereby, other than underwriting discounts and commissions, if any:

SEC Registration Fee	$3,237
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	25,000
Trustee Fees and Expenses	10,000
Miscellaneous	1,763

Total	$65,000

     The foregoing items, except for the SEC Registration Fee, are estimated.

Item 15. Indemnification of Directors and Officers.

     The Registrant’s Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or at least not opposed to, the best interests of the corporation. With respect to any criminal action, a corporation has the power to indemnify its present and former directors, officers, employees and agents as long as they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant, and for improper loans to directors and officers. The indemnification provisions do not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits.

Exhibit
Number	Description
3.1	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K, filed with the SEC on March 27, 2003).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1, SEC File No. 33-95488, filed August 8, 1995).
4.1	Indenture, dated as of December 30, 2003, by and between World Airways, Inc. and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 99.1 of Current Report on Form 8-K, filed with the SEC on January 21, 2004).
4.2	Form of World Airways, Inc. 8.0% Convertible Senior Subordinated Debenture due 2009.
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP.
12.1	Computation of ratio of earnings to fixed charges.
23.1	Consent of KPMG LLP.
23.2	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).
25.1	Statement of Eligibility of Wachovia Bank, National Association, on Form T-1.

Exhibit
Number	Description
99.1	Registration Rights Agreement, dated as of December 30, 2003, by and between World Airways, Inc. and the persons signatory thereto (incorporated by reference to Exhibit 99.9 of Current Report on Form 8-K, filed with the SEC on January 21, 2004).

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peachtree City, State of Georgia, on the 26th day of February 2004.

WORLD AIRWAYS, INC.

By:	/s/ Hollis L. Harris

Hollis L. Harris Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hollis L. Harris, Gilberto M. Duarte, Jr., and Cindy M. Swinson, and each of them, his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Position	Date

/s/ Hollis L. Harris Hollis L. Harris	Chairman and Chief Executive Officer (Principal Executive Officer)	February 26, 2004

/s/ Gilberto M. Duarte, Jr. Gilberto M. Duarte, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2004

/s/ John E. Ellington John E. Ellington	Director	February 26, 2004

/s/ Daniel Altobello Daniel Altobello	Director	February 26, 2004

/s/ A. Scott Andrews A. Scott Andrews	Director	February 26, 2004

/s/ Joel H. Cowan Joel H. Cowan	Director	February 26, 2004

/s/ Ronald R. Fogleman Ronald R. Fogleman	Director	February 26, 2004

/s/ Russell L. Ray, Jr. Russell L. Ray, Jr.	Director	February 26, 2004

/s/ Peter M. Sontag Peter M. Sontag	Director	February 26, 2004

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K, filed with the SEC on March 27, 2003).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1, SEC File No. 33-95488, filed August 8, 1995).
4.1	Indenture, dated as of December 30, 2003, by and between World Airways, Inc. and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 99.1 of Current Report on Form 8-K, filed with the SEC on January 21, 2004).
4.2	Form of World Airways, Inc. 8.0% Convertible Senior Subordinated Debenture due 2009.
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP.
12.1	Computation of ratio of earnings to fixed charges.
23.1	Consent of KPMG LLP.
23.2	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page).
25.1	Statement of Eligibility of Wachovia Bank, National Association, on Form T-1.
99.1	Registration Rights Agreement, dated as of December 30, 2003, by and between World Airways, Inc. and the persons signatory thereto (incorporated by reference to Exhibit 99.9 of Current Report on Form 8-K, filed with the SEC on January 21, 2004).